Exhibit 99.1

Contacts:	For Media:	John Calagna
MetLife
(212) 578-6252

	For Investors:	John Hall
MetLife
(212) 578-7888

METLIFE ANNOUNCES THIRD QUARTER 2016 RESULTS

NEW YORK, Nov. 2, 2016 –MetLife, Inc. (NYSE: MET) today announced the following results for the third quarter of 2016:

Third Quarter Results

On a GAAP basis, MetLife reported third quarter 2016 net income of $571 million, down 52 percent from the third quarter of 2015. On a per share basis, net income was $0.51, also down 52 percent from the prior-year period.

Net income includes $683 million, after tax, in net derivative losses reflecting changes in interest rates, equity markets and foreign currencies, compared to $315 million, after tax, in net derivative gains in the third quarter of 2015. MetLife uses derivatives as part of its broader asset-liability management strategy to hedge certain risks, such as movements in interest rates and foreign currencies. This hedging activity often generates derivative gains or losses and creates fluctuations in net income because the risk being hedged may not have the same GAAP accounting treatment.

Net income for the third quarter of 2016 also includes a goodwill impairment of $223 million, after tax, related to the new Brighthouse Financial segment.

MetLife reported operating earnings* of $1.4 billion, up 102 percent from the third quarter of 2015, and 98 percent on a constant currency basis*. On a per share basis, operating earnings were $1.28, up 106 percent from the prior-year quarter.

Third quarter 2016 operating earnings included the following notable items:

•	re-segmentation of MetLife’s businesses that included the establishment of a Brighthouse Financial segment; as previously announced, this resulted in the loss of an aggregation benefit associated with the GAAP reserve testing of variable and universal life policies, which decreased operating earnings by $254 million, or $0.23 per share, after tax

•	results of the annual actuarial assumption review completed in the third quarter, and other insurance adjustments, which decreased operating earnings by $65 million, or $0.06 per share, after tax

•	variable investment income above the company’s 2016 quarterly plan range by $22 million, or $0.02 per share, after tax, and the impact of deferred acquisition costs (DAC)

•	favorable catastrophe experience and prior year development, which increased operating earnings by $16 million, or $0.01 per share, after tax

Adjusting for all notable items in both the third quarter of 2015 and the third quarter of 2016, operating earnings were up 11 percent in the third quarter of 2016, and 10 percent on a constant currency basis. On a per share basis, operating earnings were $1.53, up 13 percent from $1.36 in the third quarter of 2015, and 12 percent on a constant currency basis.

Operating earnings in the U.S. increased 8 percent. Operating earnings in Asia decreased 4 percent, and 11 percent on a constant currency basis. Operating earnings in Latin America decreased 27 percent, and 23 percent on a constant currency basis. Operating earnings in Europe, the Middle East and Africa (EMEA) increased 12 percent, and 19 percent on a constant currency basis. Operating earnings in MetLife Holdings increased 9 percent. Operating earnings in Brighthouse Financial decreased 80 percent, due to the re-segmentation of MetLife’s business to establish a Brighthouse Financial segment.

The third quarter variance between operating earnings and net income reflects an unfavorable impact of $360 million, after tax, related to asymmetrical and non-economic accounting.

“MetLife had a solid third quarter of 2016 on an operating basis, driven primarily by improved market conditions and strong expense discipline,” said Steven A. Kandarian, chairman, president and CEO, MetLife, Inc. “We continue to focus on long-term shareholder value by generating more predictable and higher free cash flow. Through our Accelerating Value initiative, we have been directing capital to businesses with strong risk-adjusted returns, low capital intensity and timely cash payback.”

THIRD QUARTER 2016 SUMMARY

($ in millions, except per share data)	Three months ended Sept. 30
	2016	2015	Change
Total revenues	$17,723	$18,031	(2)%
Premiums, fees & other revenues	$13,053	$13,205	(1)%
Total operating revenues	$18,109	$17,967	1%
Operating premiums, fees & other revenues	$12,949	$13,118	(1)%

Net income	$571	$1,197	(52)%
Net income per share	$0.51	$1.06	(52)%

Operating earnings	$1,421	$705	102%
Operating earnings per share	$1.28	$0.62	106%

Book value per share	$69.35	$61.39	13%
Book value per share, excluding accumulated other comprehensive income (AOCI) other than foreign currency translation adjustments (FCTA)	$53.40	$51.11	4%
Book value per share – tangible common stockholders’ equity	$44.40	$42.21	5%

Return on equity (ROE)	3.0%	7.1%
ROE, excluding AOCI other than FCTA	3.9%	8.4%
Tangible ROE	4.8%	10.3%
Operating ROE, excluding AOCI other than FCTA	9.7%	5.0%
Operating tangible ROE	11.8%	6.1%

*	Information regarding the non-GAAP and other financial measures included in this news release and the reconciliation of the non-GAAP financial measures to GAAP measures is provided in the Non-GAAP and Other Financial Disclosures discussion below, as well as in the tables that accompany this news release and/or the Third Quarter 2016 Financial Supplement (which is available on the MetLife Investor Relations web page at www.metlife.com).

MetLife’s operating ROE, excluding AOCI other than FCTA*, was 9.7 percent for the third quarter of 2016, and the company’s operating tangible ROE* was 11.8 percent.

Premiums, fees & other revenues were $13.1 billion, down 1 percent over the third quarter of 2015. Operating premiums, fees & other revenues* were $12.9 billion, down 1 percent, and 3 percent on a constant currency basis over the prior-year period.

Book value, excluding AOCI other than FCTA*, was $53.40 per share, up 4 percent from $51.11 at Sept. 30, 2015.

BUSINESS DISCUSSIONS

The following reflects MetLife’s reorganization into six segments and the creation of a Brighthouse Financial segment, which followed the submission of Brighthouse Financial, Inc.’s Registration Statement on Form 10 with the U.S. Securities and Exchange Commission (the “SEC”) on Oct. 5, 2016. Further information regarding these segments can be found in the Form 8-K filed by MetLife, Inc. with the SEC on Oct. 5, 2016.

All comparisons of the results for the third quarter of 2016 in the business discussions that follow are with the third quarter of 2015, unless otherwise noted. Re-segmented results for certain prior periods were submitted by MetLife, Inc. in a Form 8-K with the SEC on Oct. 20, 2016.

U.S.

Total operating earnings for the U.S. were $552 million, up 8 percent. Operating return on allocated equity was 20.4 percent, and operating return on allocated tangible equity was 22.4 percent. Operating premiums, fees & other revenues were $6.4 billion, down 1 percent. Excluding pension risk transfers, operating premiums, fees & other revenues were up 4 percent.

Group Benefits

Operating earnings for Group Benefits, which represents most of the segment formerly known as Group, Voluntary & Worksite Benefits, were $186 million, up 5 percent, due to non medical health underwriting and higher investment margins, partially offset by higher group life mortality. Operating premiums, fees & other revenues were $4.1 billion, up 4 percent, driven by growth across all products. Group Benefits sales continue to be strong, up 31 percent year-to-date.

Retirement & Income Solutions

Operating earnings for Retirement & Income Solutions, which represents most of the segment formerly known as Corporate Benefit Funding, were $308 million, up 15 percent, primarily due to higher investment margins. Operating premiums, fees & other revenues were $1.4 billion, down 13 percent, due to lower pension risk transfers in the quarter. Excluding pension risk transfers, operating premiums, fees & other revenues were up 8 percent.

Property & Casualty

Operating earnings for Property & Casualty were $58 million, down 13 percent, mainly due to non catastrophe homeowner losses, partially offset by non catastrophe auto results. Operating premiums, fees & other revenues were $882 million, up 1 percent. Property & Casualty sales overall were down 5 percent.

ASIA

Operating earnings for Asia were $324 million, down 4 percent, and 11 percent on a constant currency basis. Excluding all notable items from both periods, operating earnings were up 3 percent, but down 5 percent on a constant currency basis. Operating earnings benefitted from volume growth and lower expenses in the third quarter of 2016. Operating return on allocated equity was 11.7 percent, and operating return on allocated tangible equity was 20.2 percent.

Operating premiums, fees & other revenues in Asia were $2.2 billion, up 4 percent, but down 9 percent on a constant currency basis, due to the impact of the withdrawal in Japan of single premium accident & health Yen products in 2015 and the deconsolidation of the company’s India operations. Total sales for the region were down 11 percent on a constant currency basis, reflecting the impact of management’s continued actions to improve value in targeted markets. Sales in emerging markets were up 24 percent.

LATIN AMERICA

Operating earnings for Latin America were $133 million, down 27 percent, and 23 percent on a constant currency basis, mainly due to the effects on the year-over-year comparison of a one-time tax benefit of $60 million in the third quarter of 2015. Excluding all notable items from both periods, operating earnings were up 1 percent, and 12 percent on constant currency basis, due to market impacts and volume growth in the region. Operating return on allocated equity was 17.3 percent, and operating return on allocated tangible equity was 27.5 percent.

Operating premiums, fees & other revenues were $891 million, up 4 percent, and 12 percent on a constant currency basis. Total sales for the region decreased 6 percent on a constant currency basis, primarily due to lower group and AFORE sales.

EMEA

Operating earnings for EMEA were $74 million, up 12 percent, and 19 percent on a constant currency basis, driven by favorable underwriting, lower expenses, several non-recurring items as well as volume growth. Operating return on allocated equity was 9.2 percent, and operating return on allocated tangible equity was 15.8 percent.

Operating premiums, fees & other revenues were $621 million, essentially unchanged from the prior-year period and up 3 percent on a constant currency basis, driven by growth in employee benefits and accident & health. Total sales for the region increased 10 percent on a constant currency basis.

METLIFE HOLDINGS

Operating earnings for MetLife Holdings, a segment comprised of non-core businesses, were $266 million, up 9 percent, primarily due to higher variable investment income. Operating return on allocated equity was 9.6 percent, and operating return on allocated tangible equity was 10.2 percent. Operating premiums, fees & other revenues were $1.6 billion, down 9 percent, mostly due to the sale of the MetLife Premier Client Group, which included the company’s affiliated broker-dealer unit.

CORPORATE & OTHER

Corporate & Other had an operating gain of $4 million, compared with an operating loss of $983 million in the third quarter of 2015. The third quarter of 2015 operating loss included a non-cash charge related to the tax treatment of a wholly-owned U.K. investment subsidiary of Metropolitan Life Insurance Company, which decreased operating earnings by $792 million. In the third quarter of 2016, a lower effective tax rate, which included a benefit related to the settlement of certain income tax audits, contributed to the operating gain.

BRIGHTHOUSE FINANCIAL

Brighthouse Financial reported operating earnings of $68 million, down 80 percent compared to the third quarter of 2015. This was primarily due to the previously mentioned $254 million one-time loss related to the re-segmentation of MetLife’s business to establish a Brighthouse Financial segment, as well as a current quarter impact of $42 million. Operating premiums, fees & other revenues were $1.3 billion, down 13 percent. Annuity sales were down 34 percent, and life sales were down 46 percent, mostly resulting from the suspension of sales through one distributor and lower sales from the former MetLife Premier Client Group.

INVESTMENTS

Net investment income was $5.2 billion, up 6 percent. Variable investment income was $409 million ($266 million, after tax and DAC), driven by strong performance of private equity and the sale of a real estate joint venture interest. This compares with $267 million ($174 million, after tax and DAC) in the third quarter of 2015.

Changes in interest rates and equity markets drove derivative net losses of $834 million, after tax and other adjustments. Derivative net gains in the third quarter of 2015 were $169 million, after tax.

Conference Call

MetLife will hold its third quarter 2016 earnings conference call and audio webcast on Thursday, Nov. 3, 2016, from 8-9 a.m. (EDT). The conference call will be available live via telephone and the internet. To listen via telephone, dial 800-401-8436 (U.S.) or 612-288-0340 (outside the U.S.). To listen to the conference call via the internet, visit www.metlife.com through a link on the Investor Relations page. Those who want to listen to the call via telephone or the internet should dial in or go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

The conference call will be available for replay via telephone and the internet beginning at 10 a.m. (EDT) on Thursday, Nov. 3, 2016, until Thursday, Nov. 10, 2016, at 11:59 p.m. (EST). To listen to a replay of the conference call via telephone, dial 800-475-6701 (U.S.) or 320-365-3844 (outside the U.S.). The access code for the replay is 370610. To access the replay of the conference call over the internet, visit the above-mentioned website.

A brief video of CFO John Hele discussing third quarter 2016 results can be viewed shortly after the issuance of this news release at www.metlife.com/earningsvideo.

About MetLife

MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates (“MetLife”), is one of the largest life insurance companies in the world. Founded in 1868, MetLife is a global provider of life insurance, annuities, employee benefits and asset management. Serving approximately 100 million customers, MetLife has operations in nearly 50 countries and holds leading market positions in the United States, Japan, Latin America, Asia, Europe and the Middle East. For more information, visit www.metlife.com.

Non-GAAP and Other Financial Disclosures

Any references in this news release (except in this section and the tables that accompany this release) to:		should be read as, respectively:

(i)	net income (loss);	(i)	net income (loss) available to MetLife, Inc.’s common shareholders;

(ii)	net income (loss) per share;	(ii)	net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share;

(iii)	operating earnings;	(iii)	operating earnings available to common shareholders;

(iv)	operating earnings per share;	(iv)	operating earnings available to common shareholders per diluted common share;

(v)	book value per share;	(v)	book value per common share;

(vi)	book value per share, excluding AOCI other than FCTA;	(vi)	book value per common share, excluding AOCI other than FCTA;

(vii)	book value per share-tangible common stockholders’ equity;	(vii)	book value per common share-tangible common stockholders’ equity;

(viii)	premiums, fees and other revenues;	(viii)	premiums, fees and other revenues (operating);

(ix)	return on equity	(ix)	return on MetLife, Inc.’s common stockholders’ equity

(x)	return on equity, excluding AOCI other than FCTA	(x)	return on MetLife, Inc.’s common stockholders’ equity, excluding AOCI, other than FCTA

(xi)	operating return on equity, excluding AOCI other than FCTA; and	(xi)	operating return on MetLife, Inc.’s common stockholders’ equity, excluding AOCI other than FCTA; and

(xii)	tangible return equity	(xi)	return on MetLife, Inc.’s tangible common stockholders’ equity

(xiii)	operating tangible return on equity.	(xiii)	operating return on MetLife, Inc.’s tangible common stockholders’ equity.

In this news release, MetLife presents certain measures of its performance that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). MetLife believes that these non-GAAP financial measures enhance the understanding of MetLife’s performance by highlighting the results of operations and the underlying profitability drivers of the business. The following non-GAAP financial measures should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with GAAP:

Non-GAAP financial measures:		Comparable GAAP financial measures:

(i)	operating revenues;	(i)	revenues;

(ii)	operating expenses;	(ii)	expenses;

(iii)	operating premiums, fees and other revenues;	(iii)	premiums, fees and other revenues;

(iv)	operating earnings;	(iv)	income (loss) from continuing operations, net of income tax;

(v)	operating earnings available to common shareholders;	(v)	net income (loss) available to MetLife, Inc.’s common shareholders;

(vi)	operating earnings available to common shareholders, adjusted for total notable items;	(vi)	net income (loss) available to MetLife, Inc.’s common shareholders;

(vii)	operating earnings available to common shareholders per diluted common share;	(vii)	net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share;

(viii)	operating earnings available to common shareholders, adjusted for total notable items per diluted common share	(viii)	net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share;

(ix)	operating return on equity;	(ix)	return on equity;

(x)	investment portfolio gains (losses);	(x)	net investment gains (losses);

(xi)	derivative gains (losses);	(xi)	net derivative gains (losses);

(xii)	MetLife, Inc.’s tangible common stockholders’ equity;	(xii)	MetLife, Inc.’s stockholders’ equity;

(xiii)	MetLife, Inc.’s tangible common stockholders’ equity, adjusted for total notable items;	(xiii)	MetLife, Inc.’s stockholders’ equity;

(xiv)	MetLife, Inc.’s common stockholders’ equity, excluding AOCI other than FCTA;	(xiv)	MetLife, Inc.’s stockholders’ equity;

(xv)	MetLife, Inc.’s common stockholders’ equity, excluding AOCI other than FCTA, adjusted for total notable items; and	(xv)	MetLife, Inc.’s stockholders’ equity; and

(xvi)	free cash flow of all holding companies.	(xvi)	MetLife, Inc.’s net cash provided by (used in) operating activities.

Reconciliations of these measures to the most directly comparable GAAP measures are included in this earnings news release and in this period’s quarterly financial supplement.

MetLife’s definitions of the various non-GAAP and other financial measures discussed in this news release may differ from those used by other companies:

Operating earnings and related measures:

•	operating earnings;

•	operating earnings available to common shareholders;

•	operating earnings available to common shareholders, adjusted for total notable items;

•	operating earnings available to common shareholders per diluted common share; and

•	operating earnings available to common shareholders, adjusted for total notable items per diluted common share

These measures are used by management to evaluate performance and allocate resources. Consistent with GAAP guidance for segment reporting, operating earnings is also MetLife’s GAAP measure of segment performance. Operating earnings and other financial measures based on operating earnings are also the measures by which MetLife senior management’s and many other employees’ performance is evaluated for the purposes of determining their compensation under applicable compensation plans. Operating earnings and other financial measures based on operating earnings allow analysis of our performance relative to our business plan and facilitate comparisons to industry results.

Operating earnings is defined as operating revenues less operating expenses, both net of income tax. Operating earnings available to common shareholders is defined as operating earnings less preferred stock dividends.

Operating revenues and operating expenses

These financial measures, along with the related operating premiums, fees and other revenues, focus on our primary businesses principally by excluding the impact of market volatility, which could distort trends, and revenues and costs related to non-core products and divested businesses and certain entities required to be consolidated under GAAP. Also, these measures exclude results of discontinued operations and other businesses that have been or will be sold or exited by MetLife and are referred to as divested businesses. In addition, for the three months ended March 31, 2016 and for the nine months ended Sept. 30, 2016, operating revenues and operating expenses exclude the financial impact of converting MetLife’s Japan operations to calendar-year end reporting without retrospective application of this change to prior periods and is referred to as lag elimination. Operating revenues also excludes net investment gains (losses) (NIGL) and net derivative gains (losses) (NDGL). Operating expenses also excludes goodwill impairments.

The following additional adjustments are made to revenues, in the line items indicated, in calculating operating revenues:

•	Universal life and investment-type product policy fees excludes the amortization of unearned revenue related to NIGL and NDGL and certain variable annuity guaranteed minimum income benefits (GMIB) fees (GMIB fees);

•	Net investment income: (i) includes earned income on derivatives and amortization of premium on derivatives that are hedges of investments or that are used to replicate certain investments but do not qualify for hedge accounting treatment, (ii) excludes post-tax operating earnings adjustments relating to insurance joint ventures accounted for under the equity method, (iii) excludes certain amounts related to contractholder-directed unit-linked investments, and (iv) excludes certain amounts related to securitization entities that are variable interest entities (VIEs) consolidated under GAAP; and

•	Other revenues are adjusted for settlements of foreign currency earnings hedges.

The following additional adjustments are made to expenses, in the line items indicated, in calculating operating expenses:

•	Policyholder benefits and claims and policyholder dividends excludes: (i) changes in the policyholder dividend obligation related to NIGL and NDGL, (ii) inflation-indexed benefit adjustments associated with contracts backed by inflation-indexed investments and amounts associated with periodic crediting rate adjustments based on the total return of a contractually referenced pool of assets and other pass through adjustments, (iii) benefits and hedging costs related to GMIBs (GMIB costs), and (iv) market value adjustments associated with surrenders or terminations of contracts (Market value adjustments);

•	Interest credited to policyholder account balances includes adjustments for earned income on derivatives and amortization of premium on derivatives that are hedges of policyholder account balances but do not qualify for hedge accounting treatment and excludes amounts related to net investment income earned on contractholder-directed unit-linked investments;

•	Amortization of DAC and value of business acquired (VOBA) excludes amounts related to: (i) NIGL and NDGL, (ii) GMIB fees and GMIB costs and (iii) Market value adjustments;

•	Amortization of negative VOBA excludes amounts related to Market value adjustments;

•	Interest expense on debt excludes certain amounts related to securitization entities that are VIEs consolidated under GAAP; and

•	Other operating expenses excludes costs related to: (i) noncontrolling interests, (ii) implementation of new insurance regulatory requirements, and (iii) acquisition, integration and other costs.

Operating earnings also excludes the recognition of certain contingent assets and liabilities that could not be recognized at acquisition or adjusted for during the measurement period under GAAP business combination accounting guidance.

The tax impact of the adjustments mentioned are calculated net of the U.S. or foreign statutory tax rate, which could differ from the Company’s effective tax rate. Additionally, the provision for income tax (expense) benefit also includes the impact related to the timing of certain tax credits, as well as certain tax reforms.

Investment portfolio gains (losses) and derivative gains (losses)

These are measures of investment and hedging activity. Investment portfolio gains (losses) principally excludes amounts that are reported within net investment gains (losses) but do not relate to the performance of the investment portfolio, such as gains (losses) on sales and divestitures of businesses or goodwill impairment. Derivative gains (losses) principally excludes earned income on derivatives and amortization of premium on derivatives, where such derivatives are either hedges of investments or are used to replicate certain investments, and where such derivatives do not qualify for hedge accounting. This earned income and amortization of premium is reported within operating earnings and not within derivative gains (losses).

Return on equity, allocated equity, tangible equity and related measures:

•	MetLife, Inc.’s common stockholders’ equity, excluding AOCI other than FCTA: MetLife, Inc.’s common stockholders’ equity, excluding the net unrealized investment gains (losses) and defined benefit plans adjustment components of AOCI, net of income tax.

•	MetLife, Inc.’s common stockholders’ equity, excluding AOCI other than FCTA, adjusted for total notable items

•	Operating return on MetLife, Inc.’s common stockholders’ equity, excluding AOCI other than FCTA: operating earnings available to common shareholders divided by MetLife, Inc.’s average common stockholders’ equity, excluding AOCI other than FCTA.

•	Operating return on MetLife, Inc.’s common stockholders’ equity: operating earnings available to common shareholders divided by MetLife, Inc.’s average common stockholders’ equity.

•	Return on MetLife, Inc.’s common stockholders’ equity, excluding AOCI other than FCTA: net income (loss) available to MetLife, Inc.’s common shareholders divided by MetLife, Inc.’s average common stockholders’ equity, excluding AOCI other than FCTA.

•	Return on MetLife, Inc.’s common stockholders’ equity - net income (loss) available to MetLife, Inc.’s common shareholders divided by MetLife, Inc.’s average common stockholders’ equity.

•	Allocated equity: portion of MetLife, Inc.’s common stockholders’ equity that management allocates to each of its segments and sub-segments based on local capital requirements and economic capital. Economic capital is an internally developed risk capital model, the purpose of which is to measure the risk in the business and to provide a basis upon which capital is deployed. MetLife management periodically reviews this model to ensure that it remains consistent with emerging industry practice standards and the local capital requirements; allocated equity may be adjusted if warranted by such review. Allocated equity excludes the impact of AOCI other than FCTA.

•	Operating return on allocated equity: operating earnings available to common shareholders divided by allocated equity.

•	Return on allocated equity: net income (loss) available to MetLife, Inc.’s common shareholders divided by allocated equity.

The above measures represent a level of equity consistent with the view that, in the ordinary course of business, we do not plan to sell most investments for the sole purpose of realizing gains or losses.

•	MetLife, Inc.’s tangible common shareholders’ equity or tangible equity: MetLife, Inc.’s common stockholders’ equity, excluding the net unrealized investment gains (losses) and defined benefit plans adjustment components of AOCI reduced by the impact of goodwill, value of distribution agreements (VODA) and value of customer relationships acquired (VOCRA), all net of income tax.

•	MetLife, Inc.’s tangible common stockholders’ equity, adjusted for total notable items

•	Operating return on MetLife, Inc.’s tangible common stockholders’ equity: operating earnings available to common shareholders, excluding amortization of VODA and VOCRA, net of income tax, divided by MetLife, Inc.’s average tangible common stockholders’ equity.

•	Return on MetLife, Inc.’s tangible common stockholders’ equity: net income (loss) available to MetLife, Inc.’s common shareholders, excluding goodwill impairment and amortization of VODA and VOCRA, net of income tax, divided by MetLife, Inc.’s average tangible common stockholders’ equity.

•	Operating return on allocated tangible equity: operating earnings available to common shareholders, excluding amortization of VODA and VOCRA, net of income tax, divided by allocated tangible equity.

•	Return on allocated tangible equity: net income (loss) available to MetLife, Inc.’s common shareholders, excluding amortization of VODA and VOCRA, net of income tax, divided by allocated tangible equity.

The above measures are, when considered in conjunction with regulatory capital ratios, a measure of capital adequacy.

The following additional information is relevant to an understanding of MetLife’s performance results:

•	Operating expense ratio: calculated by dividing operating expenses (other expenses, net of capitalization of DAC) by operating premiums, fees and other revenues.

•	Statistical sales information for U.S. MetLife Holdings and Brighthouse are calculated (i) for life sales using the LIMRA definition of sales for core direct sales, excluding company-sponsored internal exchanges, corporate-owned life insurance, bank-owned life insurance, and private placement variable universal life insurance, and (ii) annuity sales consist of statutory premiums direct and assumed, excluding company sponsored internal exchanges. Sales statistics do not correspond to revenues under GAAP, but are used as relevant measures of business activity.

•	Statistical sales information for Latin America, Asia and EMEA is calculated using 10% of single-premium deposits (mainly from retirement products such as variable annuity, fixed annuity and pensions), 20% of single-premium deposits from credit insurance and 100% of annualized full-year premiums and fees from recurring-premium policy sales of all products (mainly from risk and protection products such as individual life, accident & health and group). Sales statistics do not correspond to revenues under GAAP, but are used as relevant measures of business activity.

•	All comparisons on a constant currency basis reflect the impact of changes in foreign currency exchange rates and are calculated using the average foreign currency exchange rates for the current period and are applied to each of the comparable periods.

•	Volume growth, as discussed in the context of business growth, is the period over period percentage change in operating earnings available to common shareholders attributable to operating premiums, fees and other revenues and assets under management levels, applying a model in which certain margins and factors are held constant. The most significant of such items are underwriting margins, investment margins, changes in equity market performance, expense margins and the impact of changes in foreign currency exchange rates.

•	Asymmetrical and non-economic accounting refer to: (i) the portion of net derivative gains (losses) on embedded derivatives attributable to the inclusion of MetLife’s credit spreads in the liability valuations, (ii) hedging activity that generates net derivative gains (losses) and creates fluctuations in net income because hedge accounting cannot be achieved and the item being hedged does not a have an offsetting gain or loss recognized in earnings, (iii) inflation-indexed benefit adjustments associated with contracts backed by inflation-indexed investments and amounts associated with periodic crediting rate adjustments based on the total return of a contractually referenced pool of assets and other pass through adjustments, and (iv) impact of changes in foreign currency exchange rates on the re-measurement of foreign denominated unhedged funding agreements and financing transactions to the U.S. dollar and the re-measurement of certain liabilities from non-functional currencies to functional currencies.

•	MetLife uses a measure of free cash flow to facilitate an understanding of its ability to generate cash for reinvestment into its businesses or use in discretionary capital actions. MetLife defines free cash flow as the sum of cash available at MetLife’s holding companies from dividends from operating subsidiaries, expenses and other net flows of the holding companies, and net contributions from debt to be at or below target leverage ratios. This measure of free cash flow is prior to discretionary capital deployment, including common stock dividends and repurchases, debt reduction and mergers and acquisitions. Free cash flow should not be viewed as a substitute for net cash provided by (used in) operating activities calculated in accordance with GAAP. The free cash flow ratio is typically expressed as a percentage of annual operating earnings available to common shareholders.

Forward-Looking Statements

This news release may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning, or are tied to future periods, in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining the actual future results of MetLife, Inc., its subsidiaries and affiliates. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements. Risks, uncertainties, and other factors that might cause such differences include the risks, uncertainties and other factors identified in MetLife, Inc.’s filings with the U.S. Securities and Exchange Commission. These factors include: (1) difficult conditions in the global capital markets; (2) increased volatility and disruption of the global capital and credit markets, which may affect our ability to meet liquidity needs and access capital, including through our credit facilities, generate fee income and market-related revenue and finance statutory reserve requirements and may require us to pledge collateral or make payments related to declines in value of specified assets, including assets supporting risks ceded to certain of our captive reinsurers or hedging arrangements associated with those risks; (3) exposure to global financial and capital market risks, including as a result of the pending withdrawal of the United Kingdom from the European Union, other disruption in Europe and possible withdrawal of one or more countries from the Euro zone; (4) impact on us of comprehensive financial services regulation reform, including potential regulation of MetLife, Inc. as a non-bank systemically important financial institution, or otherwise; (5) numerous rulemaking initiatives required or permitted by the Dodd-Frank Wall Street Reform and Consumer Protection Act which may impact how we conduct our business, including those compelling the liquidation of certain financial institutions; (6) regulatory, legislative or tax changes relating to our insurance, international, or other operations that may affect the cost of, or demand for, our products or services, or increase the cost or administrative burdens of providing benefits to employees; (7) adverse results or other consequences from litigation, arbitration or regulatory investigations; (8) unanticipated developments that could delay, prevent or otherwise adversely affect the separation of Brighthouse Financial; (9) our ability to address difficulties, unforeseen liabilities, asset impairments, or rating agency actions arising from (a) business acquisitions and integrating and managing the growth of such acquired businesses, (b) dispositions of businesses via sale, initial public offering, spin-off or otherwise, including failure to achieve projected operational benefit from such transactions; (c) entry into joint ventures, or (d) legal entity reorganizations; (10)

potential liquidity and other risks resulting from our participation in a securities lending program and other transactions, including any separated business’ incurrence of debt in connection with such a separation; (11) investment losses and defaults, and changes to investment valuations; (12) changes in assumptions related to investment valuations, deferred policy acquisition costs, deferred sales inducements, value of business acquired or goodwill; (13) impairments of goodwill and realized losses or market value impairments to illiquid assets; (14) defaults on our mortgage loans; (15) the defaults or deteriorating credit of other financial institutions that could adversely affect us; (16) economic, political, legal, currency and other risks relating to our international operations, including with respect to fluctuations of exchange rates; (17) downgrades in our claims paying ability, financial strength or credit ratings; (18) a deterioration in the experience of the closed block established in connection with the reorganization of Metropolitan Life Insurance Company; (19) availability and effectiveness of reinsurance, hedging, or indemnification arrangements, as well as any default or failure of counterparties to perform; (20) differences between actual claims experience and underwriting and reserving assumptions; (21) ineffectiveness of risk management policies and procedures; (22) catastrophe losses; (23) increasing cost and limited market capacity for statutory life insurance reserve financings; (24) heightened competition, including with respect to pricing, entry of new competitors, consolidation of distributors, the development of new products by new and existing competitors, and for personnel; (25) exposure to losses related to variable annuity guarantee benefits, including from significant and sustained downturns or extreme volatility in equity markets, reduced interest rates, unanticipated policyholder behavior, mortality or longevity, and any adjustment for nonperformance risk; (26) legal, regulatory and other restrictions affecting MetLife, Inc.’s ability to pay dividends and repurchase common stock; (27) MetLife, Inc.’s and its subsidiary holding companies’ primary reliance, as holding companies, on dividends from its subsidiaries to meet its free cash flow targets and debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (28) the possibility that MetLife, Inc.’s Board of Directors may influence the outcome of stockholder votes through the voting provisions of the MetLife Policyholder Trust; (29) changes in accounting standards, practices and/or policies; (30) increased expenses relating to pension and postretirement benefit plans, as well as health care and other employee benefits; (31) inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others; (32) difficulties in marketing and distributing products through our distribution channels; (33) provisions of laws and our incorporation documents may delay, deter or prevent takeovers and corporate combinations involving MetLife; (34) the effects of business disruption or economic contraction due to disasters such as terrorist attacks, cyberattacks, other hostilities, or natural catastrophes, including any related impact on the value of our investment portfolio, our disaster recovery systems, cyber- or other information security systems and management continuity planning; (35) any failure to protect the confidentiality of client information; (36) the effectiveness of our programs and practices in avoiding giving our associates incentives to take excessive risks; (37) restrictions, liabilities, losses or indemnification obligations arising from any transitional services or tax arrangements related to the separation of any business, or from the failure of such a separation to qualify for any intended tax-free treatment; and (38) other risks and uncertainties described from time to time in MetLife, Inc.’s filings with the U.S. Securities and Exchange Commission.

MetLife, Inc. does not undertake any obligation to publicly correct or update any forward-looking statement if MetLife, Inc. later becomes aware that such statement is not likely to be achieved. Please consult any further disclosures MetLife, Inc. makes on related subjects in reports to the U.S. Securities and Exchange Commission.

MetLife, Inc.

GAAP Interim Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
	(In millions)		(In millions)
Revenues
Premiums	$10,391	$10,375	$29,501	$28,940
Universal life and investment-type product policy fees	2,296	2,346	6,926	7,174
Net investment income	5,464	3,959	14,910	14,367
Other revenues	366	484	1,340	1,497
Net investment gains (losses)	257	382	538	535
Net derivative gains (losses)	(1,051)	485	(1,815)	394

Total revenues	17,723	18,031	51,400	52,907

Expenses
Policyholder benefits and claims	10,855	10,334	30,807	28,943
Interest credited to policyholder account balances	1,820	647	4,646	3,940
Policyholder dividends	312	354	951	1,024
Goodwill impairment	260	—	260	—
Capitalization of DAC	(863)	(955)	(2,759)	(2,850)
Amortization of DAC and VOBA	1,017	1,131	2,133	3,053
Amortization of negative VOBA	(55)	(90)	(221)	(282)
Interest expense on debt	292	302	910	908
Other expenses	3,537	4,145	11,303	11,836

Total expenses	17,175	15,868	48,030	46,572

Income (loss) from continuing operations before provision for income tax	548	2,163	3,370	6,335
Provision for income tax expense (benefit)	(25)	965	480	1,855

Net income (loss)	573	1,198	2,890	4,480
Less: Net income (loss) attributable to noncontrolling interests	(4)	(5)	2	4

Net income (loss) attributable to MetLife, Inc.	577	1,203	2,888	4,476
Less: Preferred stock dividends	6	6	58	67
Preferred stock repurchase premium	—	—	—	42

Net income (loss) available to MetLife, Inc.’s common shareholders	$571	$1,197	$2,830	$4,367

See footnotes on last page.

MetLife, Inc.

(Unaudited)

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2016		2015		2016		2015
		Earnings Per Weighted Average Common Shares Diluted (1)		Earnings Per Weighted Average Common Shares Diluted (1)		Earnings Per Weighted Average Common Shares Diluted (1)		Earnings Per Weighted Average Common Shares Diluted (1)
	(In millions, except per share data)				(In millions, except per share data)
Reconciliation to Operating Earnings Available to Common Shareholders
Net income (loss) available to MetLife, Inc.’s common shareholders	$571	$0.51	$1,197	$1.06	$2,830	$2.55	$4,367	$3.86

Adjustments from net income (loss) available to common shareholders to operating earnings available to common shareholders:
Less: Net investment gains (losses) (2)	257	0.23	382	0.34	538	0.49	535	0.47
Net derivative gains (losses) (2)	(1,051)	(0.95)	485	0.43	(1,815)	(1.64)	394	0.35
Premiums	—	—	(1)	—	426	0.38	(2)	—
Universal life and investment-type product policy fees	97	0.09	99	0.09	403	0.36	298	0.26
Net investment income	304	0.27	(890)	(0.79)	163	0.15	(649)	(0.58)
Other revenues	7	0.01	(11)	(0.01)	10	0.01	(28)	(0.02)
Policyholder benefits and claims and policyholder benefits (2)	(295)	(0.27)	92	0.08	(908)	(0.82)	(237)	(0.21)
Interest credited to policyholder account balances	(505)	(0.45)	684	0.61	(716)	(0.65)	64	0.06
Capitalization of DAC	—	—	—	—	105	0.09	—	—
Amortization of DAC and VOBA (2)	265	0.24	(160)	(0.14)	1,045	0.94	(128)	(0.11)
Amortization of negative VOBA	5	—	8	0.01	43	0.04	27	0.02
Interest expense on debt	(1)	—	(8)	(0.01)	(4)	—	(10)	(0.01)
Other operating expenses	(70)	(0.06)	(19)	(0.02)	(467)	(0.42)	(28)	(0.02)
Goodwill impairment	(260)	(0.23)	—	—	(260)	(0.23)	—	—
Provision for income tax (expense) benefit (2)	393	0.35	(174)	(0.15)	595	0.54	69	0.06
Add: Net income (loss) attributable to noncontrolling interests	(4)	—	(5)	—	2	—	4	—
Preferred stock repurchase premium	—	—	—	—	—	—	42	0.04

Operating earnings available to common shareholders	1,421	1.28	705	0.62	3,674	3.31	4,108	3.63
Less: Total notable items	(281)	(0.25)	(828)	(0.73)	(888)	(0.80)	(783)	(0.69)

Operating earnings available to common shareholders, adjusted for total notable items	$1,702	$1.53	$1,533	$1.36	$4,562	$4.11	$4,891	$4.33

Weighted average common shares outstanding - diluted		1109.3		1129.9		1109.0		1130.7

See footnotes on last page.

MetLife, Inc.

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
	(In millions)		(In millions)
Premiums, Fees and Other Revenues
Total premiums, fees and other revenues	$13,053	$13,205	$37,767	$37,611
Less: Unearned revenue adjustments	(6)	1	28	8
GMIB fees	103	96	308	285
Settlement of foreign currency earnings hedges	7	(11)	6	(28)
Divested businesses and Lag elimination (3)	—	1	497	3

Total operating premiums, fees and other revenues	$12,949	$13,118	$36,928	$37,343

Revenues and Expenses
Total revenues	$17,723	$18,031	$51,400	$52,907
Less: Net investment (gains) losses	257	382	538	535
Less: Net derivative (gains) losses	(1,051)	485	(1,815)	394
Less: Adjustments related to net investment gains (losses) and net derivative gains (losses)	(6)	1	28	8
Less: other adjustments to revenues:
GMIB fees	103	96	308	285
Investment hedge adjustments	(226)	(194)	(635)	(574)
Operating joint venture adjustments	—	(3)	5	(6)
Unit-linked contract income	529	(701)	623	(79)
Securitization entities income	1	8	4	10
Settlement of foreign currency earnings hedges	7	(11)	6	(28)
Divested businesses and Lag elimination (3)	—	1	663	3

Total operating revenues	$18,109	$17,967	$51,675	$52,359

Total expenses	$17,175	$15,868	$48,030	$46,572
Less: Adjustments related to net investment (gains) losses and net derivative (gains) losses	(209)	41	(1,290)	42
Less: Goodwill impairment	260	—	260	—
Less: other adjustments to expenses:
Inflation and pass through adjustments	(21)	23	116	1
GMIB costs and amortization of DAC and VOBA related to GMIB fees and GMIB costs	248	(17)	620	205
Market value adjustments and amortization of DAC, VOBA and negative VOBA related to market value adjustments	7	13	18	90
PAB hedge adjustments	—	1	1	5
Unit-linked contract costs	505	(685)	614	(69)
Securitization entities debt expense	1	8	4	10
Noncontrolling interest	7	11	(2)	(1)
Regulatory implementation costs	—	—	—	2
Acquisition, integration and other costs	11	6	33	21
Divested businesses and Lag elimination (3)	52	2	788	6

Total operating expenses	$16,314	$16,465	$46,868	$46,260

See footnotes on last page.

MetLife, Inc.

(Unaudited)

	September 30,
Book Value (4)	2016	2015
Book value per common share	$69.35	$61.39
Less: Net unrealized investment gains (losses), net of income tax	17.88	12.23
Defined benefit plans adjustment, net of income tax	(1.93)	(1.95)

Book value per common share, excluding AOCI other than FCTA	$53.40	$51.11
Less: Goodwill, net of income tax	8.59	8.43
VODA and VOCRA, net of income tax	0.41	0.47

Book value per common share - tangible common stockholders’ equity	$44.40	$42.21

Common shares outstanding, end of period (In millions)	1,099.0	1,114.8

	For the Three Months Ended September 30,
Return on Equity (5), (6)	2016	2015
Return on MetLife, Inc.’s:
Common stockholders’ equity	3.0%	7.1%
Common stockholders’ equity, excluding AOCI other than FCTA	3.9%	8.4%
Tangible common stockholders’ equity	4.8%	10.3%

Operating return on MetLife, Inc.’s:
Common stockholders’ equity	7.4%	4.2%
Common stockholders’ equity, excluding AOCI other than FCTA	9.7%	5.0%
Common stockholders’ equity, excluding AOCI other than FCTA, adjusted for total notable items	11.3%	10.7%
Tangible common stockholders’ equity	11.8%	6.1%
Tangible common stockholders’ equity, adjusted for total notable items	13.7%	13.1%

Return on Allocated Equity:
U.S.	19.2%	26.6%
Asia	13.0%	22.9%
Latin America	19.0%	9.3%
EMEA	14.1%	9.8%
MetLife Holdings	(2.2)%	14.1%

Return on Allocated Tangible Equity:
U.S.	21.1%	29.2%
Asia	22.5%	39.3%
Latin America	30.2%	15.6%
EMEA	24.2%	18.0%
MetLife Holdings	(2.1)%	15.0%

Operating Return on Allocated Equity:
U.S.	20.4%	18.5%
Asia	11.7%	11.7%
Latin America	17.3%	21.3%
EMEA	9.2%	7.9%
MetLife Holdings	9.6%	8.5%

Operating Return on Allocated Tangible Equity:
U.S.	22.4%	20.3%
Asia	20.2%	20.2%
Latin America	27.5%	35.7%
EMEA	15.8%	14.6%
MetLife Holdings	10.2%	9.1%

See footnotes on last page.

MetLife, Inc.

Operating Earnings Available to Common Shareholders

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
	(In millions)		(In millions)
U.S.:
Operating earnings available to common shareholders, adjusted for total notable items	$535	$475	$1,502	$1,552
Add: Total notable items	17	36	(101)	20

Operating earnings available to common shareholders	$552	$511	$1,401	$1,572

Group Benefits:
Operating earnings available to common shareholders, adjusted for total notable items	$174	$170	$504	$474
Add: Total notable items	12	7	9	7

Operating earnings available to common shareholders	$186	$177	$513	$481

Retirement & Income Solutions:
Operating earnings available to common shareholders, adjusted for total notable items	$319	$257	$869	$902
Add: Total notable items	(11)	10	(59)	10

Operating earnings available to common shareholders	$308	$267	$810	$912

Property & Casualty:
Operating earnings available to common shareholders, adjusted for total notable items	$42	$48	$129	$176
Add: Total notable items	16	19	(51)	3

Operating earnings available to common shareholders	$58	$67	$78	$179

Asia:
Operating earnings available to common shareholders, adjusted for total notable items	$349	$339	$967	$1,030
Add: Total notable items	(25)	(1)	(79)	60

Operating earnings available to common shareholders	$324	$338	$888	$1,090

Latin America:
Operating earnings available to common shareholders, adjusted for total notable items	$126	$125	$429	$410
Add: Total notable items	7	58	(8)	58

Operating earnings available to common shareholders	$133	$183	$421	$468

EMEA:
Operating earnings available to common shareholders, adjusted for total notable items	$90	$60	$217	$180
Add: Total notable items	(16)	6	(16)	6

Operating earnings available to common shareholders	$74	$66	$201	$186

MetLife Holdings:
Operating earnings available to common shareholders, adjusted for total notable items	$296	$295	$842	$1,029
Add: Total notable items	(30)	(52)	(342)	(52)

Operating earnings available to common shareholders	$266	$243	$500	$977

Corporate & Other:
Operating earnings available to common shareholders, adjusted for total notable items	$10	$(142)	$(420)	$(469)
Add: Total notable items	(6)	(841)	(9)	(841)

Operating earnings available to common shareholders	$4	$(983)	$(429)	$(1,310)

Brighthouse Financial (6):
Operating earnings available to common shareholders, adjusted for total notable items	$296	$381	$1,025	$1,160
Add: Total notable items	(228)	(34)	(333)	(35)

Operating earnings available to common shareholders	$68	$347	$692	$1,125

(1)	Operating earnings available to common shareholders is calculated on a stand alone basis and may not equal the sum of operating earnings available to common shareholders, adjusted for total notable items and total notable items.
(2)	The impacts of asymmetrical and non-economic accounting for the three months ended September 30, 2016 are as follows: i) Net investment gains (losses) - $63 million; ii) Net derivative gains (losses) - ($643) million; iii) Inflation and pass through adjustments - $21 million; iv) Amortization of DAC and VOBA - $4 million; and v) Provision for income tax (expense) benefit - $195 million.
(3)	For the nine months ended September 30, 2016, Divested businesses and Lag elimination includes adjustments related to the financial impact of converting MetLife’s Japan operations to calendar year end reporting without retrospective application of this change to prior periods.
(4)	Book values exclude $2,066 million of equity related to preferred stock at both September 30, 2016 and 2015.
(5)	Annualized using quarter-to-date results.
(6)	Brighthouse Financial segment results are not indicative of Brighthouse Financial, Inc. and related companies on a combined basis, therefore return on equity calculations for the Brighthouse Financial segment are not presented.